Exhibit 4.3

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of March 29, 2018 (the “Effective Date”), by and between Surface Oncology, Inc., a Delaware corporation (the “Company”) and Novartis Institutes for Biomedical Research, Inc. (“Purchaser”).

WHEREAS, the Company and Purchaser are parties to that certain Participation Agreement, dated January 9, 2016 (the “Participation Agreement”); and

WHEREAS, pursuant to the Participation Agreement, the Company and Purchaser desire to enter into this Agreement, pursuant to which Purchaser agrees to purchase shares of the Company’s common stock, par value $0.0001 per share, (as may be adjusted prior to the IPO (the “Common Stock”) in a private placement that would close concurrently with the IPO (as defined below) as described herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, representations, warranties, and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. STOCK PURCHASE REQUIREMENT. Pursuant to the terms of the Participation Agreement, in the event that the Company consummates an initial public offering of its Common Stock pursuant to an effective registration statement (the “Registration Statement”) under the Securities Act of 1933, as amended (collectively, the “Securities Act”) (the “IPO”), Purchaser shall purchase, subject to the terms and conditions set forth in this Agreement, in a concurrent private placement exempt from the registration requirements of the Securities Act, that number of shares, rounded down to avoid fractional shares (the “Shares”), determined by dividing $11,500,000 (eleven million five hundred thousand dollars) (the “Purchase Price”) by the price per share at which the Common Stock is sold to the public in the IPO, as set forth on the cover page of the prospectus, (the “Share Price”) and such purchase will occur concurrently with, and be conditioned upon, the closing of the IPO (the “Closing”).

2. AGREEMENT TO SELL AND PURCHASE.

2.1 Closing. At the Closing, Purchaser agrees to purchase, and the Company agrees to issue and sell to the Purchaser, subject to the terms and conditions set forth in this Agreement, in a concurrent private placement exempt from the registration requirements of the Securities Act, the Shares at a price per share equal to the Share Price.

2.2 Closing Date. The Closing shall take place simultaneously with the closing of the IPO at the offices of Goodwin Procter LLP, 100 Northern Ave., Boston, MA 02210 (the date of such Closing is hereinafter referred to as the “Closing Date”). Promptly following the Closing, the Company shall instruct its transfer agent to promptly deliver to the Purchaser a stock certificate, registered in the name of the Purchaser, representing the Shares. Delivery to the Purchaser shall be made against payment to the Company of the full amount of the Purchase Price.

2.3 Actions by Purchaser at Closing. At the Closing, the Purchaser shall pay the Purchase Price by wire transfer of immediately available funds to an account specified in writing by the Company.

3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

Except as may be set forth on disclosure schedules attached hereto (the “Disclosure Schedules”), the Company hereby represents and warrants to Purchaser as follows:

3.1 Organization; Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted, and is qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

3.2 Capitalization. The authorized capital stock of the Company and the outstanding shares of each class and series thereof and of the securities convertible, exercisable or exchangeable therefor as of the date hereof are as set forth on Schedule 3.2 attached hereto. Except as set forth on Schedule 3.2, there are no (i) outstanding warrants, options, agreements, convertible securities or other commitments or instruments pursuant to which the Company is or may become obligated to issue or sell any shares of its capital stock or other securities or (ii) preemptive or similar rights to purchase or otherwise acquire shares of the capital stock or other securities of the Company (such as a right of first refusal, right of first offer, right of co-sale, proxy, voting trust, voting agreement, etc.) with respect to the sale or voting of shares of capital or securities of the Company (whether outstanding or issuable) except to the extent such rights have been waived. The outstanding shares of capital stock of the Company have been duly and validly issued and are fully paid and nonassessable, were not issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities, and, for those shares issued until the Closing, have been issued in compliance with all federal and state securities laws. There are no shareholder agreements, voting agreements or other similar agreements with respect to the voting of the Shares to which the Company is a party or, to the knowledge of the Company, between or among any of the Company’s shareholders.

3.3 Authorization; Binding Obligations. The Company has all requisite corporate power and authority to execute and deliver this Agreement and any and all instruments necessary or appropriate in order to effectuate fully the terms and conditions contained herein and all related transactions and to perform its obligations hereunder. This Agreement and the issuance, sale and delivery of the Shares have been duly authorized by all necessary action on the part of the Company, and has been duly executed and delivered by the Company and constitutes the valid and legally binding obligation of the Company enforceable in accordance with its terms and conditions. The authorization, issuance, sale and delivery of the Shares have been duly authorized by all requisite action of the Company’s board of directors and stockholders.

3.4 Valid Issuance of the Stock. When issued in accordance with this Agreement, the Shares, will be (i) duly and validly issued, fully paid and nonassessable, free of any liens, options, encumbrances, proxies, adverse claims or restrictions imposed by the Company except as set forth in the Company’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), and (iii) assuming the accuracy of the Purchaser’s representations in this Agreement at the time of such issuance, issued in compliance with all applicable federal and state securities laws. The issuance by the Company of the Shares is exempt from registration under the Securities Act The Company has reserved a sufficient number of shares of Common Stock for issuance to Purchaser in accordance with the Company’s obligations under this Agreement.

3.5 Non-Contravention. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state, or local governmental authority (other than filings required to be made under applicable federal and state securities laws) on the part of the Company is required in connection with (i) the authorization, execution and delivery of this Agreement or (ii) the authorization, issuance and delivery of the Shares pursuant to this Agreement. The Company is not in violation or default of any provisions of the Certificate or the Company’s By-Laws, each as amended to date (collectively, the “Charter Documents”) or of any instrument, judgment, order, writ, decree or contract to which the Company is a party or by which the Company is bound or of any provision of any statute, rule or regulation applicable to the Company, which violation or default would materially and adversely affect the business of the Company. The execution, delivery and performance of this Agreement will not result in any violation of, be in conflict with, or constitute a default under, with or without the passage of time or the giving of notice of (w) any provision of the Charter Documents, (x) any provision of any judgment, decree or order to which the Company is a party or by which the Company is bound, (y) or give to others any rights of termination, amendment, acceleration or cancellation of, any material contract, obligation or commitment to which the Company is a party or by which the Company is bound; or (z) any statute, rule or regulation applicable to the Company which would materially and adversely affect the business of the Company.

3.6 Compliance with Securities Laws. Assuming the accuracy of the Purchaser’s representations, the offer, grant, sale, and/or issuance of the Shares will not be in violation of the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any state securities or “blue sky” law, or the Charter Documents, when offered, sold and issued in accordance with this Agreement.

3.7 Investment Company. The Company is not and, after giving effect to the offering and sale of the Shares, will not be an “investment company” as defined in the Investment Company Act of 1940, as amended.

3.8 Integration; Other Issuances of Securities. Neither the Company nor its subsidiaries or any affiliates, nor any person acting on its or their behalf, has issued any shares of Common Stock or shares of any series of preferred stock or other securities or instruments convertible into, exchangeable for or otherwise entitling the holder thereof to acquire shares of Common Stock which would be integrated with the sale of the Shares to the Purchaser for purposes of the Securities Act or of any applicable stockholder approval provisions, including, without limitation, under the rules and regulations of The NASDAQ Stock Market, nor will the Company or its subsidiaries or affiliates take any action or steps that would require registration of any of the Shares under the Securities Act or cause the offering of the Shares to be integrated with other offerings if any such integration would cause the issuance of the Shares hereunder to fail to be exempt from registration under the Securities Act or cause the transactions contemplated hereby to contravene the rules and regulations of the NASDAQ Global Select Market.

3.9 No General Solicitation. Neither the Company nor its subsidiaries or any affiliates, nor any person acting on its or their behalf, has offered or sold any of the Shares by any form of general solicitation or general advertising.

4. REPRESENTATIONS AND WARRANTIES OF PURCHASER.

4.1 Investment Representations.

(a) The Purchaser represents and warrants to the Company that: (i) it is an “accredited investor” as defined in Rule 501(a) promulgated under the Securities Act; (ii) it has sufficient knowledge and experience in investing in companies similar to the Company in terms of the Company’s stage of development, so as to be able to evaluate the risks and merits of its investment in the Company and it is able financially to bear the risks thereof; (iii) it has had an opportunity to discuss the Company’s business, management and financial affairs with the Company’s management; and (iv) its financial condition is such that it is able to bear the risk of holding the Common Stock for an indefinite period of time and can bear the loss of the entire investment in such securities.

(b) This Agreement is made in reliance upon the Purchaser’s express representations that (i) the Shares being purchased by such Purchaser is being acquired for such Purchaser’s own account (and not on behalf of any other person or entity) for the purpose of investment and not with a view to, or for sale in connection with, the distribution thereof, nor with any present intention of distributing or selling the Shares or any portion thereof, (ii) the Purchaser was not organized for the specific purpose of acquiring the Shares and (iii) the Shares will not be sold by the Purchaser without registration under the Securities Act or applicable state securities laws, or an exemption therefrom.

(c) The Purchaser understands that until such time as the Shares shall have been registered under the Securities Act and applicable state securities laws or shall have been transferred in accordance with an opinion of counsel reasonably satisfactory to the Company that such registration is not required, stop transfer instructions shall be issued to the Company’s transfer agent, if any, or, if the Company transfers its own securities, a notation shall be made in the appropriate records of the Company with respect to such securities, and the certificate or certificates representing such securities shall bear a restrictive legend stating that such securities have not been registered under the Securities Act and applicable state securities laws and referring to restrictions on the transferability and sale thereof. The Purchaser further understands that his, her or its representations and warranties hereunder will not preclude disposition of the Common Stock without registration thereof, in compliance with Rule 144 promulgated under the Securities Act (“Rule 144”). The Purchaser understands and acknowledges, however, that (i) there is not now available, and may not be available when it wishes to sell the Shares, or any portion thereof, the adequate current public information with respect to the Company which would permit offers or sales of such securities pursuant to Rule 144, and, therefore, compliance with the Securities Act or some other exemption from the registration and prospectus delivery requirements of the Securities Act will be required for any such offer or sale, and (ii) except as set forth in the Investors’ Rights Agreement (as defined below), the Company is under no obligation to register such securities or to make Rule 144 available.

4.2 Receipt of Information. The Purchaser has been furnished access to the business records of the Company and such additional information and documents as the Purchaser has requested and has been afforded an opportunity to ask questions of and receive answers from representatives of the Company concerning the terms and conditions of this Agreement, the purchase of the Shares, the Company’s business, operations, market potential, capitalization, financial condition and prospects, and all other matters deemed relevant by the Purchaser.

4.3 Authorization. The Purchaser has all requisite power and authority to execute and deliver this Agreement. This Agreement constitutes the valid and legally binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.

4.4 Foreign Investors. If Purchaser is not a United States person (as defined by Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended) (a “Foreign Purchaser”), Purchaser has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Shares or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the subscription of the Shares, (ii) any foreign exchange restrictions applicable to such subscription, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the subscription, holding, redemption, sale or transfer of the Shares. Purchaser’s subscription and payment for and continued beneficial ownership of the Shares, will not violate any applicable securities or other laws of Purchaser’s jurisdiction.

4.5 “Bad Actor” Status. Purchaser hereby represents that neither it nor any of its Rule 506(d) Related Parties (as defined below) is a “bad actor” within the meaning of 506(d) promulgated under the Securities Act. For purposes of this Agreement, “Rule 506(d) Related Party” shall mean a person or entity covered by the “Bad Actor disqualification” provision of Rule 506(d) of the Securities Act.

4.6 Legends. Purchaser understands and agrees that the certificates or confirmations evidencing or confirming the Shares, or any other securities issued in respect of the Shares upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall bear the legends required by this Agreement, including legends relating to restrictions on transfer under federal and state securities laws (as set forth below) and legends required under applicable state securities laws.

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO AND COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS, A VALID EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933 OR APPLICABLE STATE SECURITIES LAWS.”

5. CONDITIONS TO CLOSING.

5.1 Conditions to Purchaser’s Obligations at the Closing. Purchaser’s obligations to purchase the Shares at the Closing are subject to the satisfaction, at or prior to the Closing Date, of the following conditions:

(a) Representations and Warranties True. The representations and warranties in Section 3 made by the Company shall be true and correct in all material respects.

(b) Consents, Permits, and Waivers. The Company shall have obtained any and all consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated by this Agreement, except for any such consents, permits and waivers as may be properly obtained subsequent to the Closing.

(c) IPO Closing. The IPO shall close simultaneously with the consummation of this Closing.

(d) Legal Opinion. Purchaser shall have received a legal opinion from Goodwin Procter LLP in form and substance reasonably acceptable to Purchaser.

6. Conditions to Obligations of the Company. The Company’s obligation to issue and sell the Shares to Purchaser at the Closing is subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

(a) Representations and Warranties True. The representations and warranties in Section 4 made by Purchaser shall be true and correct in all material respects.

(b) Consents, Permits, and Waivers. The Company shall have obtained any and all consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated by this Agreement, except for any such consents, permits and waivers as may be properly obtained subsequent to the Closing.

(c) IPO Closing. The IPO shall close simultaneously with the consummation of this Closing.

7. MISCELLANEOUS.

7.1 Registration Rights. The Shares shall be “Registrable Securities” pursuant to that certain Investors’ Rights Agreement, dated November 6, 2014, by and between the Company and certain of its stockholders (as amended, the “Investors’ Rights Agreement”).

7.2 Confidentiality. Section 3.7 of the Participation Agreement shall apply mutatis mutandis even if the Participation Agreement is terminated.

7.3 Costs and Expenses. Each Party shall bear its own costs and expenses in connection with negotiation of this Agreement.

7.4 Governing Law. This Agreement and any questions related thereto shall be subject to the laws of Delaware excluding its conflict of law rules, unless otherwise stated herein with respect to U.S. securities laws.

7.5 Jurisdiction. The ordinary courts at the place of the registered offices of the Company shall have exclusive jurisdiction with regard to any dispute arising between the Parties out or in connection with this Agreement (including a dispute regarding the construction and validity thereof).

7.6 Survival. The representations and warranties of the Company and Purchaser contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing.

7.7 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. Neither the Company nor Purchaser shall not have the right to assign this Agreement without the prior written consent of the other party.

7.8 Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof and no party shall be liable for or bound to any other in any manner by any oral or written representations, warranties, covenants and agreements except as specifically set forth herein and therein.

7.9 Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

7.10 Amendment and Waiver. This Agreement may be amended or modified, and the rights and the obligations of the Company and the rights and obligations of Purchaser may be waived, only upon the written consent of the Company and Purchaser.

7.11 Notices. All notices which are required or permitted hereunder will be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

To the Company:	Surface Oncology, Inc. 50 Hampshire Street, 8th Floor Cambridge, Massachusetts 02139 Attention: Chief Executive Officer

With a copy to:	Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 USA Attention: Kingsley L. Taft and Robert E. Puopolo

To Purchaser:	Novartis Institutes for BioMedical Research, Inc. 250 Massachusetts Avenue Cambridge, MA 02139 Attention: General Counsel

With a copy to:	Hogan Lovells US LLP 875 Third Avenue New York, NY 10022 Attention: Adam H. Golden, Esq.

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Any such notice will be deemed to have been given: (a) when delivered if personally delivered on a business day (or if delivered or sent on a non-business day, then on the next business day); (b) on the business day of receipt if sent by overnight courier or facsimile; or (c) on the business day of receipt if sent by mail.

7.12 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

7.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. Any or all parties may execute this Agreement by facsimile signature or scanned signature in PDF format and any such facsimile signature or scanned signature, if identified, legible and complete, shall be deemed an original signature and each of the parties is hereby authorized to rely thereon.

7.14 Broker’s Fees. Each party hereto represents and warrants that no agent, broker, investment banker, person or firm acting on behalf of or under the authority of such party hereto is or will be entitled to any broker’s or finder’s fee or any other commission directly or indirectly in connection with the transactions contemplated herein. Each party hereto further agrees to indemnify each other party for any claims, losses or expenses incurred by such other party as a result of the representation in this Section 7.14 being untrue.

7.15 Termination. The parties hereto may terminate this Agreement by mutual written agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

COMPANY:		PURCHASER:
Surface Oncology, Inc.		Novartis Institutes for Biomedical Research, Inc.

Signature:	/s/ Jeff Goater	Signature:	/s/ Scott A. Brown
Print Name:	Jeff Goater	Print Name:	Scott A. Brown
Title:	CEO	Title:	VP, General Counsel

Schedule 3.2

The Company’s capitalization was as follows:

•	Redeemable convertible preferred stock (Series A and, A-1), $0.0001 par value per share; 37,100,000 shares authorized, issued and outstanding;

•	Preferred stock, $0.0001 par value per share; no shares authorized, issued or outstanding;

•	Common stock, $0.0001 par value per share; 53,000,000 shares authorized, 5,909,996 shares issued and outstanding; and

•	9,657,940 shares of common stock issuable upon the exercise of stock options outstanding.